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Meta Materials Releases Board Letter to Shareholders

HALIFAX, NS / ACCESSWIRE / December 8, 2023 / Meta Materials Inc. (the “Company” or “META”) (Nasdaq: MMAT), an advanced materials and nanotechnology company, today released the following message to shareholders.

From: META Board of Directors

To: META Shareholders

MEMO: Candid Answers to Our Shareholders’ Most Pressing Concerns

As a META shareholder, you are among the strongest advocates for the success of the Company and have made your voice heard via the recent outpouring of letters, social media and other correspondence. As members of the Board, we have a fiduciary duty to you and to the company; we recognize the grave responsibilities from both a regulatory and relationship standpoint. It is within this context that we are pointedly addressing outstanding shareholder concerns.

You have rightfully asked for updates on the short-selling/FINRA concerns with respect to shares that previously traded under the ticker MMTLP, while expressing displeasure about management changes and financing options necessary for long-term viability. In the process, any number of unsubstantiated theories have cropped up on social media and elsewhere. As such, we want to set the record straight here, backed by concrete facts, datelines and Board minutes that dispel unfounded rumors that have been circulating.

MMTLP:

You deserve clarity not only on the reverse merger, but on the suspected short sellers and dark pools that circulated in December 2022 as suggested in various media outlets. The timeline indicates that these claims were made during the leadership of George Palikaris, as he was CEO from inception to October 2023.Our current management and Board (almost all of whom were not with the company at the time of the reverse merger) are in the unenviable position of addressing these complaints, while seeking to recoup shareholder monies. We have some positive news on that front, and we refer you to an AllNovaScotia (“ANS”) article from December 6, 2023, “Meta Aims To Expose ‘Naked’ Short Sellers”.

CEO TRANSITION:

At the inception of META, George brought creative heft to an exciting technology that remains the fabric of META’s identity. George also brought the company public. But, as with many companies, founding a fledgling tech company differs dramatically from effectively leading the operational, financial and regulatory demands of a public company with shareholders. Essentially, George’s founding creativity that began this company clashed with the fiscal health of META.

We believe revenue generation is the root of all successful businesses and happy shareholders, noting the limited progress while under George’s tenure. This was most accurately reflected by the earnings reports over the past two years, as capital was broadly allocated to R&D over sales and marketing.

Due to the capital-intensive nature of R&D (which snowballed during George’s time as CEO), META experienced increased fund flow requirements. The unpopular recent registered direct offering on December 4, 2023, was a direct byproduct.

The Board requested that a professional with revenue-generation acumen join META as the new CEO to commercialize/sell this cutting-edge technology. We hoped George would continue in the company in a role that allowed him to apply laser focus to his strengths in technology. However, we spent the next six days trying to persuade George to stay with the company in other key roles, namely Chief Technology Officer and Chief Strategy Officer; however, George rejected these positions, and others we suggested over that time period. No compromise was accepted over six days of appeals, resulting in his departure on October 16, 2023. Recorded board minutes and the Company’s public filings validate this sequence of events.

A number of lawsuits related to the reverse merger under George’s tenure also escalated the need for transition. The Board’s responsibility to the company’s financial viability and to its shareholders had to supersede all else.

RDO:

The RDO was a necessary move for additional funding (as detailed above), as we enter the final stages of product commercialization and META business restructuring. We understand and respect the frustrations with this decision, which we did not make lightly, but best positions the company toward profitability.

Our new management, under the guidance of experienced public-company CEO Uzi Sasson, understands the specific steps that need to occur to grow this terrific company. Those steps are solid, and they are already underway. We must focus on sales, and we must do so in an ethical way.

REVERSE SPLIT:

The reverse stock split headlines the agenda for the upcoming shareholder meeting; we have appealed to you to consider the R/S in order to avoid delisting META from the Nasdaq. Share liquidity would likely plummet in an OTC market, making it even more difficult for shareholders to recover prior losses. As a Nasdaq-listed company, META and its loyal shareholders like you may have an avenue to recover.

Contentions that George ultimately opposed a R/S are false. On October 12, 2023, the Board unanimously voted in favor of a reverse split. George was a member of the Board during that timeframe, and in the weeks that followed.

***

We expect you will have other pointed questions as we approach the annual shareholder meeting; we hope that the more complete facts laid out in this memo begin to address your most pressing concerns and illustrates our efforts as a newly restructured and managed META. We want your questions. We vow to be as transparent as possible about the refocused business lines, sales/licensing objectives and operations overhaul; this is on the backdrop of a very short timeline with a lean management team at the helm. We have only had a few weeks to reveal this new agenda, and it will take time to see true progress; we expect to address our shareholders directly and promptly as future developments arise. You have the voting power to let META fail or flourish in this new era; we hope you will join our META team and fellow shareholders in building a new foundation for collective success.

About Meta Materials Inc.

Meta Materials Inc. (META) is an advanced materials and nanotechnology company. We develop new products and technologies using innovative sustainable science. Advanced materials can improve everyday products that surround us, making them smarter and more sustainable. META® technology platforms enable global brands to develop new products to improve performance for customers in aerospace and defense, consumer electronics, 5G communications, batteries, authentication, automotive and clean energy. Learn more at www.metamaterial.com.

Media and Investor Inquiries

Rob Stone
Vice President, Corporate Development and Communications
Meta Materials Inc.

media@metamaterial.com

ir@metamaterial.com

Forward Looking Information

This press release includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements with respect to the business strategies, product development, restructuring plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the capabilities of our facilities, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the need to raise more capital and the ability to do so, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 23, 2023, in the Company’s Form 10-K/A filed with the SEC on March 24, 2023, in the Company’s Form 10-Q filed with the SEC on November 13, 2023, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.